Exhibit 99.1

FTD Companies, Inc. Announces Second Quarter 2014 Financial Results

Company Reaffirms 2014 Annual Guidance

DOWNERS GROVE, Ill. — August 12, 2014 — FTD Companies, Inc. (Nasdaq: FTD) (“FTD” or the “Company”), a premier floral and gifting company, today announced financial results for the second quarter and six-months ended June 30, 2014.

“While the consumer environment in the U.S. remains challenging, we remain focused on managing the controllable aspects of our business and the execution of our strategic initiatives to fuel long-term profitable growth,” said Robert S. Apatoff, FTD President and Chief Executive Officer. “These initiatives include our efforts to move towards closing our recently announced acquisition of Provide Commerce, which will further our vision to be the world’s leading and most trusted floral and gifting company.”

Second Quarter 2014 Results

Consolidated revenues increased 2.3% to $168.1 million for the second quarter of 2014 compared to $164.3 million in the same period of the prior year. The increase in consolidated revenues in the second quarter of 2014 was due to increased revenues in the International and Florist segments and favorable foreign currency exchange rates of $3.1 million, partially offset by lower revenues in the Consumer segment.

Net income was $4.7 million for the second quarter of 2014 compared to $5.5 million in the same period of the prior year. Net income for the second quarter of 2014 includes $1.0 million net of tax ($1.7 million pre-tax) in transaction-related costs associated with the Company’s previously announced agreement to acquire Provide Commerce. Adjusted Net Income for the second quarter of 2014 was $11.3 million compared to $11.2 million in the prior year period. Adjusted Net Income excludes the after-tax impact of stock-based compensation, amortization, transaction-related costs, litigation and dispute settlement charges, and restructuring and other exit costs.

Adjusted EBITDA was $22.5 million, or 13.4% of consolidated revenues, for the second quarter of 2014 compared to $23.6 million, or 14.3% of consolidated revenues, in the same period of the prior year. Adjusted EBITDA was negatively impacted by higher marketing costs and incremental costs associated with being a stand-alone public company. Adjusted Net Income and Adjusted EBITDA are non-GAAP financial measures. Please refer to the tables in this press release for a reconciliation of all non-GAAP financial measures.

Six Month 2014 Results

Consolidated revenues increased 1.0% to $357.9 million for the six months ended June 30, 2014 compared to $354.6 million in the same period of the prior year. The increase in consolidated revenues in the current year was due to increased revenues in the International segment and favorable foreign currency exchange rates of $7.5 million, partially offset by lower revenues in the Consumer and Florist segments.

Net income was $14.3 million for the six months ended June 30, 2014 compared to $14.8 million in the same period of the prior year. Net income for the six months ended June 30, 2014 includes $1.0 million net of tax ($1.7 million pre-tax) in transaction-related costs associated with the Company’s previously announced agreement to acquire Provide Commerce. Adjusted Net Income for the first six months of 2014 was $25.2 million compared to $25.6 million in the same period of the prior year.

Adjusted EBITDA was $47.7 million, or 13.3% of consolidated revenues, for the six months ended June 30, 2014 compared to $50.9 million, or 14.3% of consolidated revenues, in the prior year period.

Segment Results

The Company has three reportable segments: Consumer, Florist and International. Through the Consumer segment, the Company is a leading direct marketer of floral and gift products for consumers, primarily in the U.S. and Canada. The Consumer segment operates primarily through the www.ftd.com website, associated mobile sites, and the 1-800-SEND-FTD telephone number. Through the Florist segment, the Company is a leading provider of products and services to floral network members, which include traditional retail florists and other non-florist retail locations, primarily in the U.S. and Canada. The Company also provides products and services to other companies in need of floral and gifting solutions. The International segment consists of our international business, Interflora, which operates primarily in the U.K. and the Republic of Ireland. Interflora is a leading direct marketer of floral and gift products for consumers and operates primarily through its www.interflora.co.uk and www.interflora.ie websites, associated mobile sites, and various telephone numbers. Interflora also provides products and services to floral network members, funeral directors, and to other companies in need of floral and gifting solutions.

Consumer Segment: Consumer segment revenues for the second quarter of 2014 decreased 2.2% to $96.1 million compared to $98.3 million in the second quarter of 2013. This decrease is due to a 5.8% decline in consumer order volume, partially offset by a $2.63, or 4.1%, increase in average order value. Second quarter 2014 segment operating income was $10.6 million compared to $11.6 million in the second quarter of 2013.

Consumer segment revenues for the first six months of 2014 decreased 4.0% to $183.7 million compared to $191.3 million in the first six months of 2013. This decrease is due to a 6.2% decline in consumer order volume, partially offset by a $1.67, or 2.5%, increase in average order value. Segment operating income was $18.7 million for the first six months of 2014 compared to $21.9 million in the prior year period.

Florist Segment: Florist segment revenues for the second quarter of 2014 increased 0.8% to $41.7 million compared to $41.4 million in the second quarter of 2013. This increase resulted from a $0.2 million increase in both services and products revenues. Second quarter 2014 segment operating income was $12.1 million compared to $12.3 million in the second quarter of 2013. Average revenues per member increased 6.4% to $3,203 in the second quarter of 2014 compared to $3,011 in the second quarter of 2013.

Florist segment revenues for the first six months of 2014 decreased 1.2% to $87.8 million compared to $88.9 million in the first six months of 2013. This decrease resulted from a decline in services revenues of $0.6 million and a decline in products revenue of $0.5 million. Segment operating income was $25.2 million for the first six months of 2014 compared to $25.9 million in the prior year period. Average revenues per member increased 3.4% to $6,582 for the first six months of 2014 compared to $6,365 in the prior year period.

International Segment: International segment revenues for the second quarter of 2014 increased 17.6% to $35.8 million compared to $30.5 million in the second quarter of 2013 (7.4% growth in constant currency). Second quarter 2014 segment operating income was $3.5 million compared to $2.9 million in the second quarter of 2013. Consumer orders increased 7.9% to 0.5 million orders and average order value was $55.68 for the second quarter of 2014 (consistent with the prior year, in constant currency).

International segment revenues for the first six months of 2014 increased 13.3% to $96.8 million compared to $85.5 million in the first six months of 2013 (4.5% growth in constant currency). Segment operating income was $11.6 million in the first six months of 2014 compared to $10.1 million in the prior year period. Consumer orders increased 2.8% to 1.5 million orders and average order value was $55.55 for the first six months of 2014, representing growth of 1.0% in constant currency.

Balance Sheet and Cash Flow Highlights

For the six months ended June 30, 2014, the Company generated Free Cash Flow of $12.6 million compared to $9.4 million for the same period of the prior year. Free Cash Flow is a non-GAAP financial measure. Please refer to the tables in this press release for a reconciliation of all non-GAAP financial measures.

Cash flows from operating activities were $19.2 million for the six months ended June 30, 2014 compared to $15.0 million for the same period of the prior year. Cash and cash equivalents were $63.5 million as of June 30, 2014 compared to $48.2 million as of December 31, 2013. Debt outstanding at June 30, 2014 was $220.0 million, unchanged since December 31, 2013.

Business Outlook

For the full year 2014, the Company also reaffirmed the following guidance ranges which were first provided on July 30, 2014 and which do not include the impact of the planned acquisition of Provide Commerce, but do reflect an estimated $13 million to $15 million of transaction-related costs:

•                  Consolidated revenues of $640 million to $650 million

•                  Net income of $16.6 million to $20.6 million

•                  Adjusted net income of $40.8 million to $43.3 million*

•                  Adjusted EBITDA of $81 million to $85 million*

•                  Capital expenditures of approximately $10 million

*Please refer to the table in this press release for a reconciliation of all non-GAAP financial measures. 2014 includes stand-alone public company costs and incremental compensation costs for the management team and employees as the Company aligns compensation in its stand-alone structure.

Conference Call

The Company will be hosting a conference call today at 5:00 p.m. ET. Live audio of the call will be webcast and archived on the investor relations section of the Company’s website at http://www.ftdcompanies.com. In addition, you may dial 877-407-4018 to listen to the live broadcast.

A telephonic playback and archived webcast will be available through August 26, 2014.  Participants can dial 877-870-5176 to hear the playback. The passcode is 13586954.

About FTD Companies, Inc.

FTD Companies, Inc. is a premier floral and gifting company. FTD provides floral, gift and related products and services to consumers, retail florists, and other retail locations primarily in the U.S., Canada, the U.K., and the Republic of Ireland. The business uses the highly-recognized FTD® and Interflora® brands, both supported by the iconic Mercury Man logo that is displayed in nearly 40,000 floral shops in 150 countries. FTD’s portfolio of brands also includes Flying Flowers, Flowers Direct, and Drake Algar in the U.K.

Cautionary Information Regarding Forward-Looking Statements

This release contains certain forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, as amended, based on our current expectations, estimates and projections about our operations, industry, financial condition, performance, results of operations, and liquidity. Statements containing words such as “may,” “believe,” “anticipate,” “expect,” “intend,” “plan,” “project,” “projections,” “business outlook,” “estimate,” or similar expressions constitute forward-looking statements. These forward-looking statements include, but are not limited to, statements about our strategies; statements regarding potential acquisitions, including the planned acquisition of Provide Commerce; the anticipated benefits of our separation from United Online; future financial performance, including the guidance provided under “Business Outlook”; revenues; segment metrics; operating expenses; market trends, including those in the markets in which we compete; liquidity; cash flows and uses of cash; capital expenditures; depreciation and amortization; tax payments; foreign currency exchange rates; hedging arrangements; our ability to repay indebtedness and invest in initiatives; our products and services; pricing; marketing plans; competition; settlement of legal matters; and the impact of accounting changes and other pronouncements. Potential factors that could affect these forward-looking statements include, among others, the factors disclosed in the Company’s press release issued on July 30, 2014 announcing the planned acquisition of Provide Commerce and the factors disclosed in the Company’s filings with the Securities and Exchange Commission (www.sec.gov), including without limitation, information under the captions “Management’s

Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors.” Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s analysis only as of the date hereof. Any such forward-looking statements are not guarantees of future performance or results and involve risks and uncertainties that may cause actual performance and results to differ materially from those predicted. Reported results should not be considered an indication of future performance. Except as required by law, we undertake no obligation to publicly release the results of any revision or update to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.  In addition, the Company may not provide guidance of the type provided under “Business Outlook” in the future.

Definitions

(1) Segment operating income. The Company’s chief operating decision maker uses segment operating income to evaluate the performance of the business segments and to make decisions about allocating resources among segments. Segment operating income is operating income excluding depreciation, amortization, litigation and dispute settlement charges or gains, transaction-related costs, and restructuring and other exit costs. Stock-based compensation and general corporate expenses are not allocated to the segments. Segment operating income is prior to intersegment eliminations and excludes other income. Please refer to the tables in this press release for a reconciliation of segment operating income to net income.

(2) Consumer orders. The Company monitors the number of consumer orders for floral, gift, and related products during a given period. Consumer orders are orders delivered during the period that originated in the U.S. and Canada, primarily from the www.ftd.com website, associated mobile sites, and the 1-800-SEND-FTD telephone number; and in the U.K. and the Republic of Ireland, primarily from the www.interflora.co.uk and www.interflora.ie websites, associated mobile sites, and various telephone numbers. The number of consumer orders is not adjusted for non-delivered orders that are refunded on or after the scheduled delivery date. Orders originating with a florist or other retail location for delivery to consumers are not included as part of this number.

(3) Average order value. The Company monitors the average value for consumer orders delivered in a given period, which is referred to as the average order value. Average order value represents the average amount received for consumer orders delivered during a period. The average order value of consumer orders within the Consumer and International segments is tracked for each segment in their local currency, the U.S. Dollar for the Consumer segment and the British Pound (“GBP”) for the International segment. The local currency amounts received for the International segment are then translated into U.S. dollars at the average currency exchange rate for the period. Average order value includes merchandise revenues and shipping or service fees paid by the consumer, less discounts and refunds (net of refund-related fees charged to floral network members).

(4) Average revenues per member. The Company monitors average revenues per member for floral network members in the Florist segment. Average revenues per member represents the average revenues received from a member of the Company’s floral network during a period. Revenues include services revenues and products revenues, but exclude revenues from sales to non-members. Floral network members include retail florists and other non-florist retail locations that offer floral and gifting solutions. Average revenues per member is calculated by dividing Florist segment revenues for the period, excluding sales to non-members, by the average number of floral network members for the period.

Non-GAAP Measures

(5) Adjusted earnings before interest, taxes, depreciation and amortization (“Adjusted EBITDA”). The Company defines Adjusted EBITDA as net income before net interest expense, provision (benefit) for income tax expense, depreciation, amortization, stock-based compensation, transaction-related costs, litigation and dispute settlement charges or gains, restructuring and other exit costs, and impairment of goodwill, intangible assets and long-lived assets.

Litigation and dispute settlement charges or gains include estimated losses for which the Company has established a reserve, as well as actual settlements, judgments, fines, penalties, assessments or other resolutions against, or in favor of, the Company related to litigation, arbitration, investigations, disputes or similar matters. Insurance recoveries received by the Company related to such matters are also included in these adjustments.

Transaction-related costs are certain expense items resulting from actual or potential transactions such as business combinations, mergers, acquisitions, dispositions, spin-offs, financing transactions, and other strategic transactions, including, without limitation, (i) compensation expenses and (ii) expenses for advisors and representatives such as investment bankers, consultants, attorneys, and accounting firms. Transaction-related costs may also include, without limitation, transition and integration costs such as retention bonuses and acquisition-related milestone payments to acquired employees. A portion of these costs relating to the spin-off have been incurred by and allocated to the Company by United Online, Inc.

The Company’s definition of Adjusted EBITDA may be modified from time to time. Management believes that because Adjusted EBITDA excludes (i) certain non-cash expenses (such as depreciation, amortization, and stock-based compensation) and (ii) expenses that are not reflective of the Company’s core operations, this measure provides investors with additional useful information to measure the Company’s financial performance, particularly with respect to changes in performance from period to period. Management uses Adjusted EBITDA to measure the Company’s performance. Adjusted EBITDA is used as a performance measure under the Company’s senior secured credit facility and includes adjustments such as the items defined above and others, which are defined in the senior secured credit facility. The Company will use this measure as a basis in determining certain compensation incentives for certain members of the Company’s management.

Adjusted EBITDA is not determined in accordance with GAAP and should be considered in addition to, not as a substitute for or superior to, financial measures determined in accordance with GAAP. A limitation associated with the use of Adjusted EBITDA is that it does not reflect the periodic costs of certain tangible and intangible assets used in generating revenues in the Company’s business. Management evaluates the costs of such tangible and intangible assets through other financial activities such as evaluations of capital expenditures and purchase accounting. An additional limitation associated with this measure is that it does not include stock-based compensation expenses related to the Company’s workforce. A further limitation associated with the use of this measure is that it does not reflect expenses or gains that are not considered reflective of the Company’s core operations. Management compensates for this limitation by providing supplemental information about such charges, gains and costs within its financial press releases and SEC filings, when applicable.

An additional limitation associated with the use of this measure is that the term “Adjusted EBITDA” does not have a standardized meaning. Therefore, other companies may use the same or a similarly named measure but exclude different items or use different computations, which may not provide investors a comparable view of the Company’s performance in relation to other companies. Management compensates for this limitation by presenting the most comparable GAAP measure, net income, directly ahead of Adjusted EBITDA within this and other financial press releases and by providing a reconciliation that shows and describes the adjustments made. A reconciliation to net income is provided in the accompanying tables. In addition, many of the adjustments to the Company’s GAAP financial measures reflect the exclusion of items that are recurring in nature and will be reflected in the Company’s financial results for the foreseeable future.

(6) Free Cash Flow. The Company defines Free Cash Flow as net cash provided by operating activities less capital expenditures, plus cash paid for transaction-related costs, cash paid for litigation and dispute settlement charges or gains, cash paid for restructuring and other exit costs, adjusted to exclude the change in intercompany payable to United Online, Inc. and the change in current income taxes payable.

(7) Adjusted Net Income. The Company defines Adjusted Net Income as net income excluding the after tax impact of stock-based compensation, amortization, transaction-related costs, litigation and dispute settlement charges or gains, restructuring and other exit costs, and loss on extinguishment of debt. The Company does not exclude depreciation from its definition of Adjusted Net Income as it does in its definition of cash earnings per share, used elsewhere.

Additional Information

FTD will solicit the required approval of its stockholders in connection with the planned acquisition of Provide Commerce by means of a proxy statement, which will be mailed to stockholders upon completion of the required Securities and Exchange Commission (SEC) filing and review process. The proxy statement will contain information about FTD, Provide Commerce, the proposed transaction and related matters. FTD stockholders are urged to read the proxy statement carefully when it is available, as it will contain important information that stockholders should consider before making a decision about the transaction. In addition to receiving the proxy statement from FTD in the mail, stockholders will also be able to obtain the proxy statement, as well as other filings containing information about FTD, without charge, at the SEC’s web site, www.sec.gov, or from FTD at its website, www.ftdcompanies.com, or FTD Companies, Inc., 3113 Woodcreek Drive, Downers Grove, IL 60515, Attention: Corporate Secretary.

Participants in Solicitation

FTD and its executive officers and directors may be deemed to be participants in the solicitation of proxies from FTD’s stockholders with respect to the proposed transaction. Information regarding any interests that FTD’s executive officers and directors may have in the transaction will be set forth in the proxy statement.

Contacts

Investor Relations:
Jandy Tomy
630-724-6984
ir@ftdi.com

Media Inquiries:

Emily Bucholz

630-724-6692

pr@ftdi.com

FTD COMPANIES, INC.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands)

	Quarter Ended		Six Months Ended
	June 30,		June 30,
	2014	2013	2014	2013

Revenues:
Consumer segment	$96,053	$98,260	$183,669	$191,272
Florist segment	41,713	41,365	87,823	88,903
International segment	35,835	30,472	96,832	85,454
Intersegment eliminations	(5,507)	(5,818)	(10,377)	(11,067)
Total revenues	168,094	164,279	357,947	354,562

Operating expenses:
Cost of revenues	105,823	103,227	229,312	225,477
Sales and marketing	29,418	27,723	59,946	58,010
General and administrative	17,039	14,999	32,937	29,114
Amortization of intangible assets	4,429	6,396	8,841	12,803
Restructuring and other exit costs	287	—	287	—
Total operating expenses	156,996	152,345	331,323	325,404

Operating income	11,098	11,934	26,624	29,158
Interest expense, net	(1,243)	(3,017)	(2,481)	(6,040)
Other income, net	86	82	472	240

Income before income taxes	9,941	8,999	24,615	23,358
Provision for income taxes	5,232	3,530	10,286	8,583

Net income	$4,709	$5,469	$14,329	$14,775

Earnings per common share:
Basic earnings per share	$0.24	$0.29	$0.74	$0.79
Diluted earnings per share	$0.24	$0.29	$0.74	$0.79

FTD COMPANIES, INC.

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

	June 30, 2014	December 31, 2013

ASSETS

Cash and cash equivalents	$63,495	$48,162
Accounts receivable, net	24,992	25,493
Inventories	6,365	8,451
Deferred tax assets, net	7,570	5,359
Property and equipment, net	30,741	32,254
Intangible assets, net	164,866	172,097
Goodwill	344,191	340,940
Other assets	20,731	22,508
Total assets	$662,951	$655,264

LIABILITIES AND EQUITY

Accounts payable and accrued liabilities	$61,105	$78,096
Debt	220,000	220,000
Deferred tax liabilities, net	54,253	55,823
Other liabilities	16,088	10,823
Total liabilities	351,446	364,742
Total equity	311,505	290,522
Total liabilities and equity	$662,951	$655,264

FTD COMPANIES, INC.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	Quarter Ended		Six Months Ended
	June 30,		June 30,
	2014	2013	2014	2013

Cash flows from operating activities:
Net income	$4,709	$5,469	$14,329	$14,775
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	7,102	8,575	14,029	17,228
Stock-based compensation	1,901	1,225	3,563	2,301
Provision for doubtful accounts receivable	485	420	843	810
Accretion of discounts and amortization of deferred financing and debt issue costs	193	285	386	473
Non-cash allocations from parent company, net	—	(59)	—	327
Deferred taxes, net	(1,923)	(1,929)	(3,831)	(3,928)
Excess tax benefits from equity awards	(81)	(59)	(408)	(59)
Other, net	(3)	124	(9)	188
Changes in operating assets and liabilities:	—
Accounts receivable, net	7,260	7,485	(168)	2,951
Inventories	(127)	(499)	2,108	1,905
Other assets	(123)	(401)	1,007	(162)
Accounts payable and accrued liabilities	(13,457)	(16,524)	(18,189)	(23,637)
Income taxes payable	(1,841)	389	4,069	(590)
Intercompany payable to United Online, Inc.	—	3,207	—	2,214
Other liabilities	(376)	(660)	1,505	240

Net cash provided by operating activities	3,719	7,048	19,234	15,036

Cash flows from investing activities:
Purchases of property and equipment	(1,641)	(2,131)	(3,139)	(4,191)
Proceeds from sales of investments	—	78	—	124

Net cash used for investing activities	(1,641)	(2,053)	(3,139)	(4,067)

Cash flows from financing activities:
Payments on term loans	—	(10,857)	—	(10,857)
Exercise of stock options and issuance of other stock awards	312	—	312	—
Repurchases of common stock	(584)	—	(1,751)	—
Excess tax benefits from equity awards	81	59	408	59
Dividends paid to United Online, Inc.	—	(15,213)	—	(18,066)

Net cash used for financing activities	(191)	(26,011)	(1,031)	(28,864)

Effect of foreign exchange rate changes on cash and cash equivalents	282	113	269	(695)

Change in cash and cash equivalents	2,169	(20,903)	15,333	(18,590)

Cash and cash equivalents, beginning of period	61,326	69,660	48,162	67,347

Cash and cash equivalents, end of period	$63,495	$48,757	$63,495	$48,757

FTD COMPANIES, INC.

UNAUDITED SEGMENT INFORMATION

(in thousands, except average order values, average revenues per member and average currency exchange rates)

	Quarter Ended		Six Months Ended
	June 30,		June 30,
	2014	2013	2014	2013

Consumer:
Segment revenues	$96,053	$98,260	$183,669	$191,272
Segment operating income (1)	$10,588	$11,628	$18,678	$21,901
Consumer orders (2)	1,342	1,425	2,541	2,708
Average order value (3)	$67.55	$64.92	$68.27	$66.60

Florist:
Segment revenues	$41,713	$41,365	$87,823	$88,903
Segment operating income (1)	$12,078	$12,318	$25,246	$25,910
Average revenues per member (4)	$3,203	$3,011	$6,582	$6,365

International:
Segment revenues	$35,835	$30,472	$96,832	$85,454
Segment operating income (1)	$3,533	$2,858	$11,567	$10,052
Consumer orders (2)	535	496	1,456	1,417
Average order value (in GBP) (3)	£33.08	£33.05	£33.33	£32.99
Average order value (in USD) (3)	$55.68	$50.80	$55.55	$50.72
Average currency exchange rate: GBP to USD	1.68	1.54	1.67	1.54

FTD COMPANIES, INC.

UNAUDITED RECONCILIATIONS

(in thousands)

The following tables contain reconciliations of Adjusted EBITDA, Free Cash Flow, and Adjusted Net Income to financial measures reported in accordance with Generally Accepted Accounting Principles (“GAAP”).

RECONCILIATION OF SEGMENT OPERATING INCOME TO NET INCOME

AND NET INCOME TO ADJUSTED EBITDA

	Quarter Ended		Six Months Ended
	June 30,		June 30,
	2014	2013	2014	2013
Segment Operating Income (1) :
Consumer	$10,588	$11,628	$18,678	$21,901
Florist	12,078	12,318	25,246	25,910
International	3,533	2,858	11,567	10,052
Unallocated expenses	(7,999)	(6,295)	(14,838)	(11,477)
Depreciation and amortization	(7,102)	(8,575)	(14,029)	(17,228)
Operating income	11,098	11,934	26,624	29,158

Interest expense, net	(1,243)	(3,017)	(2,481)	(6,040)
Other income, net	86	82	472	240
Provision for income taxes	(5,232)	(3,530)	(10,286)	(8,583)
Net income (GAAP basis)	$4,709	$5,469	$14,329	$14,775

Net income (GAAP basis)	$4,709	$5,469	$14,329	$14,775
Interest expense, net	1,243	3,017	2,481	6,040
Provision for income taxes	5,232	3,530	10,286	8,583
Depreciation and amortization	7,102	8,575	14,029	17,228
Stock-based compensation	1,901	1,225	3,563	2,301
Transaction-related costs	1,749	1,373	1,749	1,373
Litigation and dispute settlement charges	292	383	1,022	578
Restructuring and other exit costs	287	—	287	—
Adjusted EBITDA (5)	$22,515	$23,572	$47,746	$50,878

RECONCILIATION OF NET CASH PROVIDED BY OPERATING ACTIVITIES TO FREE CASH FLOW

	Quarter Ended		Six Months Ended
	June 30,		June 30,
	2014	2013	2014	2013

Net cash provided by operating activities (GAAP basis)	$3,719	$7,048	$19,234	$15,036
Capital expenditures	(1,641)	(2,131)	(3,139)	(4,191)
Cash paid for transaction-related costs	—	45	176	45
Cash paid for litigation and dispute settlement charges	—	153	35	153
Cash paid for restructuring and other exit costs	258	—	362	—
Change in intercompany payable to United Online, Inc.	—	(3,207)	—	(2,214)
Change in current income taxes payable	1,841	(389)	(4,069)	590
Free Cash Flow (6)	$4,177	$1,519	$12,599	$9,419

RECONCILIATION OF NET INCOME TO ADJUSTED NET INCOME

	Quarter Ended		Six Months Ended
	June 30,		June 30,
	2014	2013	2014	2013

Net income, as reported (GAAP basis)	$4,709	$5,469	$14,329	$14,775
Stock-based compensation	1,901	1,225	3,563	2,301
Amortization of intangible assets	4,429	6,396	8,841	12,803
Transaction-related costs	1,749	1,373	1,749	1,373
Litigation and dispute settlement charges	292	383	1,022	578
Restructuring and other exit costs	287	—	287	—
Income tax effect of adjustments to net income	(2,091)	(3,678)	(4,542)	(6,267)
Adjusted Net Income (7)	$11,276	$11,168	$25,249	$25,563

FTD COMPANIES, INC.

UNAUDITED RECONCILIATION OF TARGETED NET INCOME TO

TARGETED ADJUSTED EBITDA AND TARGETED ADJUSTED NET INCOME

(in millions)

Targeted Adjusted EBITDA and Adjusted Net Income are calculated below for the year ended December 31, 2014:

Forecasted
Targets

Net income (GAAP basis)	$16.6 - 20.6
Interest expense, net	6.0
Provision for income taxes	12.5 - 14.5
Depreciation and amortization	22.0
Stock-based compensation	7.6
Transaction-related costs	13.0 - 15.0
Litigation and dispute settlement charges	1.0
Restructuring and other exit costs	0.3
Adjusted EBITDA	$81.0 - 85.0

Net income (GAAP basis)	$16.6 - 20.6
Stock-based compensation	7.6
Amortization of intangible assets	11.8
Transaction-related costs	13.0 - 15.0
Litigation and dispute settlement charges	1.0
Restructuring and other exit costs	0.3
Income tax effect of adjustments to net income	(11.0 - 11.5)
Adjusted Net Income	$40.8 - 43.3